EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     This Agreement is made as of May 3 , 2005, between AIRNET SYSTEMS, INC., (the “Company”) and GARY W. QUALMANN (the “Employee”), who hereby agree as follows:

     1. EMPLOYMENT OF EMPLOYEE. The Company hereby employs Employee and Employee hereby accepts employment by the Company, under the terms and subject to the conditions contained in this Agreement. The Company hereby employs Employee as its Chief Financial Officer.

     2. TERM OF EMPLOYMENT. Employee has been employed by the Company since September 2003 without written agreement. The term of Employee’s employment by the Company under this Agreement shall be for the period (the “Initial Employment Period”) beginning on the date of this Agreement and ending on December 31, 2006; provided, that the Initial Employment Period shall extend for successive one year periods (each a “Renewal Employment Period” and, together with the Initial Employment Period, the “Employment Period”) unless either the Company or Employee provides the other party notice of termination of this Agreement at least ninety (90) days prior to the end of the Employment Period.

     3. SERVICES. Employee shall use his best efforts in performing the duties of employment assigned to Employee pursuant to this Agreement in an efficient, faithful and business-like manner. Employee shall report directly to the President and Chief Executive Officer of the Company. Employee shall perform such duties as requested by, and have such authority to act on behalf of the Company as may be conferred by, the Board of Directors. Employee shall devote his full business time, attention, energy and skill to the business of the Company. During the Employment Period, the Employee shall not engage in or perform any outside consulting or other services for any person other than the Company or any of its subsidiaries. Notwithstanding the previous sentence, (i) Employee may serve as a director or trustee of any corporation, civil, fraternal, religious, public interest or similar organization, provided, that, except with the prior approval of the Company’s Board of Directors or its Lead Director, the Employee may not serve as a director or trustee of any for-profit entity, and (ii) Employee may continue his elected position as auditor of the City of Bexley, provided that such position does not interfere with Employee’s duties to the Company as set forth in this Agreement. During the term of this Agreement, the primary place of employment for the Employee shall be the Greater Columbus Ohio Metropolitan area, provided, however, that Employee shall be required to travel as necessary or prudent to effectively and efficiently satisfy the terms of his employment as set forth in this Agreement.

     4. COMPENSATION. For the services described in this Agreement, the Employee shall receive an initial annual base salary of Two Hundred Fifteen Thousand Dollars ($215,000.00). On an annual basis, the Compensation Committee of the Board of Directors will conduct a review of the Employee’s performance and determine whether the Employee’s base salary should be adjusted. Pursuant to such performance review, the

Employee’s base salary may be increased or decreased. In the event that the Company adjusts the Employee’s initial base salary, the amount of the initial base salary, together with any adjustment(s), shall be his base salary. Said base salary shall be payable in equal installments in accordance with the regular payroll practices of the Company. Employee shall further be entitled to receive a bonus according to the plans from time to time established by, and subject to approval by, the Compensation Committee of the Board of Directors.

     5. OTHER EMPLOYEE FRINGE BENEFITS.

     (a) IN GENERAL. The Company shall further provide the Employee with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plan contributions, stock option plans, paid holidays and vacations, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed senior executives of the Company.

     (b) SUPPLEMENTAL BENEFITS. The Company shall also provide the Employee with the following supplemental benefits:

            (i) VACATION. The Employee will be entitled to total vacation leave during the term of this Agreement of up to four (4) weeks per year at such time as agreed between the Employee and the Company.

            (ii) STOCK OPTION PLANS. The Employee will be entitled to participate in the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan (the “1996 Stock Plan”) and the AirNet Systems, Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”), as such plans may be amended from time to time (sometimes collectively referred to herein as the “Stock Plans”), copies of which are attached hereto as Exhibits A and Exhibit B. The Employee’s participation in the Stock Plans shall be determined in accordance with the terms and conditions of the Stock Plans and by the Board of Directors of the Company or the committee thereof administering the Stock Plans.

            (iii) OTHER. The Employee will also be entitled to participate in such other employee benefit plans, and shall receive such additional fringe benefits, as the Board of Directors or the Compensation Committee thereof may from time to time determine.

     (c) EXPENSES. The Company shall reimburse the Employee for all reasonable expenses paid or incurred by Employee in the performance of his duties under this Agreement. Such reimbursements shall be made in accordance with the standard expense reporting, approval and reimbursement policies maintained by the Company from time to time.

     6. NON-COMPETITION.

     (a) Except with the prior written consent of the Company, during the Employment Period, and for a period of one (1) years immediately following termination of his employment with the Company, whether voluntarily or involuntarily or with or without Cause, the Employee shall not, directly or indirectly for the benefit of Employee or others, either as principal, agent, manager, consultant, partner, owner, employee, distributor, dealer, representative, joint venture, creditor or otherwise, engage in any work involving any of the following: (i) any activity involving the delivery of time sensitive packages or which competes with any service or product of the Company now in existence or in existence as of the Date of Termination; (ii) the promotion, solicitation, attempt to solicit, license or sell, in any geographic area where the Company or its successor in interest conducts business of any product or service in competition with the products or services of the Company; (iii) the solicitation, attempt to solicit, management, maintenance, sale or license of any product or service in competition with the products or services of the Company to any business which was a customer of the Company during the one year period immediately preceding the cessation of Employee’s employment with the Company; and (iv) the disclosure to any person of the names of any of the customers of the Company or any other information pertaining to them unless such information can be obtained from public sources.

     (b) The Employee acknowledges that the business of the Company is national in scope and the national scope is the reason for the geographic scope and/or duration of the restrictions on competition and solicitation provided in this Section 6. Satisfaction of the one (1) year period described in this Section 6 shall be suspended during the time of any activity of the Employee prohibited by this Section 6. In the event a court grants injunctive relief to the Company for a failure of Employee to comply with the provision contained in this Section 6, the noncompetition period shall commence anew with the date such relief is granted.

     (c) The restrictions provided in this Section 6 may be enforced by the Company, by an action at law, or in equity, including but not limited to, an action for injunction and/or an action for damages. The provisions of this Section 6 constitute an essential element of this Agreement, without which the Agreement would not have been affected by the Company. The provisions of this Section 6 shall survive the termination of any other obligations of Employee under this Agreement for a period necessary to enforce its provisions. If the scope of any restriction contained in this Section 6 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and the Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

     7. CONFIDENTIAL INFORMATION. Employee hereby acknowledges that in the course of his employment, Employee may receive, have access to or contribute to confidential, proprietary information or trade secrets of the Company. In consideration of Employee’s initial and continued employment with the Company and of Employee being given access to Confidential Information (as defined in subparagraph (a) below), Employee agrees to the following:

     (a) “Confidential Information” means all of the Company’s confidential and proprietary information and trade secrets in existence on the date hereof or at any time during the Employee’s employment, including, but not limited to:

            (i) All or any portion or phase of any and all information constituting or relating to any and all products, manufacturing techniques, equipment, manufacturing and test data or materials used or owned by or licensed to the Company, whether fully or partially developed, which information is used or usable by the Company in its business or by its customers;

            (ii) The whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data or other financial information;

            (iii) The whole or any portion or phase of any research and development information, inventions, discoveries, patent applications, ideas, designs, design procedures, engineering drawings, sketches, renderings, other drawings, computer programs, progress reports, algorithms or processes or other technical information;

            (iv) The whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, costs, specifications, procurement and sales activities and procedures, promotion and pricing techniques, credit and financial data concerning customers or other sales information; and

            (v) Trade secrets, as defined by the laws of the State of Ohio.

Notwithstanding the foregoing, Confidential Information shall not include information which has been published, disseminated without obligation of confidence or which has otherwise become a part of the public domain as of the date hereof or at any time subsequent to the date hereof, (A) by or through the affirmative action of the Company or (B) by or through any other person who has received the prior written approval of the Company in connection with such publication or dissemination.

     (b) Employee acknowledges that all information, whether falling within the above definition or otherwise, shall be presumed to be Confidential Information if the Company takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by the Company to have access thereto for limited purposes.

     (c) All information disclosed to Employee or to which Employee obtains access during the period of Employee’s employment, which Employee has a reasonable basis to believe to be Confidential Information, shall be presumed to be Confidential Information.

     (d) Except as required as a part of Employee’s duties at the Company, Employee shall never, either during Employee’s employment by the Company or thereafter, disclose or use on Employee’s own behalf or on behalf of any person any Confidential Information, as defined in subparagraph (a) hereof. Upon termination of Employee’s employment with the Company, regardless of whether such termination involuntary, involuntary or with or without Cause, all records of Confidential Information, including but not limited to, all notes, memos, plans, records, letters, reports, magnetic tapes, magnetic diskettes and other tangible materials, including copies thereof in Employee’s possession, whether prepared by Employee or by others, shall be returned to the Company. Upon request at any time during the term of employment or thereafter, Employee shall disclose to the Company the names and addresses of any persons to whom any disclosure of Confidential Information has been made and shall state to the Company what disclosures have been made to such persons.

     (e) Employee agrees to communicate to the Company promptly and fully, and to assign to the Company, all inventions and technical or business innovations, including, but not limited to, any and all products and processes developed or conceived solely by Employee, or jointly with others, during the term of Employee’s employment, which are within the scope of the Company’s business as conducted on the date of this Agreement or at any time during the term of Employee’s employment with the Company, or which were developed on the Company’s time, or which utilized the Company’s equipment, materials or information. Employee further agrees to execute all necessary papers, and otherwise to assist the Company, at the Company’s sole expense, to obtain patents or other legal protection as the Company deems fit, both during and after Employee’s term of employment with the Company. As to any such inventions and technical or business innovations, any products or processes, said inventions, innovations, products and processes, are to be the property of the Company, and Employee shall have no proprietary interest therein.

     (f) Employee agrees and understands that there are significant business reasons for entering into this Section 7 and that its restrictions are reasonable and necessary to protect legitimate business interests of the Company.

     8. CERTAIN OTHER PROHIBITIONS. During the Employment Period and for period of one (1) year immediately following the termination of his employment with the Company, the Employee shall not, either directly or indirectly, do any of the following: (i) solicit to hire or hire any employee of the Company or (ii) participate as a shareholder, partner, joint venturer,officer, director, employee, agent, solicitor, distributor, dealer or representative, or have any direct or indirect financial interest (including without limitation the interest of a creditor) with any person who solicits to hire or hires any employee of the Company.

     9. TERMINATION OF EMPLOYMENT.

     (a) TERMINATION OF EMPLOYMENT BY THE COMPANY. The Employee’s employment hereunder may be terminated by the Company under the following circumstances:

            (i) The Employee’s employment hereunder shall terminate upon his death and may be terminated by the Company in the event of his Disability. For purposes of this Agreement, the term “Disability” shall mean the inability of the Employee due to illness (mental or physical), accident, or otherwise, to perform his duties for any period of one hundred twenty (120) consecutive days, as determined by an independent physician selected by the Company and reasonably acceptable to the Employee (or his legal representative), provided that the Employee does not return to work on substantially a full-time basis for at least five (5) consecutive business days within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Sections 9 (c) and 9 (d) (ii).

            (ii) The Company may terminate the Employee’s employment hereunder for Cause. “Cause” shall be defined to include (i) any willful breach of the material terms of this Agreement; (ii) any willful breach of any material duty of employment assigned to the Employee pursuant to this Agreement other than a breach relating to an assignment that would constitute the basis for the Employee’s submitting a Notice of Termination for “Good Reason” pursuant to Section 9(b) of this Agreement; (iii) material refusal to perform the duties of employment assigned to Employee pursuant to this Agreement other than a refusal relating to an assignment that would constitute the basis for the Employee’s submitting a Notice of Termination for “Good Reason” pursuant to Section 9(b) of this Agreement; (iv) theft or embezzlement of a material amount of the Company’s property; (v) fraud or (vi) indictment for criminal activity not including minor misdemeanor traffic offenses.

            (iii) The Company may terminate the Employee’s employment hereunder without Cause. In the event the Company terminates the Employee’s employment without Cause, Employee shall be entitled to the benefits set forth in Section 10 (c).

     (b) TERMINATION OF EMPLOYMENT BY EMPLOYEE. The Employee may terminate his employment at any time. However, he shall be deemed to have terminated his employment for “Good Reason” only if he terminated his employment by giving Notice of Termination pursuant to Sections 9 (c) and 9 (d) (iii) within ninety (90) days after the occurrence of any of the following events (provided the Company does not cure such event within thirty (30) days following its receipt of the Employee’s Notice of Termination and further provided that, if the Company does not cure such event within such thirty (30) days, Employee will be deemed to have terminated on the date the cure period expired):

            (i) Without the Employee’s prior written consent, the Company assigns the Employee to duties that are materially inconsistent with the Employee’s position,

authority, duties or responsibilities as set forth in Section 1, or takes any other action that results in a material diminution in such position, authority, duties or responsibilities, including, without limitation, failing to reappoint or reelect the Employee to any such position;

            (ii) The Employee’s base salary is reduced for any reason other than in connection with the termination of his employment;

            (iii) The assignment of the Employee, without his prior written consent, to a Company office located outside of the Greater Columbus, Ohio Metropolitan area;

            (iv) The Company’s failure to obtain an agreement from any successor or assign of the Company to assume and to agree to perform this Agreement; or

            (v) The Company otherwise materially breaches its obligations to make payments to the Employee under this Agreement.

     (c) NOTICE OF TERMINATION. Any termination of the Employee’s employment by the Company hereunder, or by the Employee other than termination upon the Employee’s death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth unreasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

     (d) DATE OF TERMINATION. For purposes of this Agreement, inapplicable “Date of Termination” means:

            (i) If the Employee’s employment is terminated by his death, the date of his death.

            (ii) If the Employee’s employment is terminated by the Company as a result of Disability pursuant to Section 9 (a) (i), the date that is thirty (30) days after Notice of Termination is given.

            (iii) If the Employee terminates his employment for Good Reason pursuant to Section 9 (b), the date that is thirty (30) days after Notice of Termination is given (provided that the Company does not cure such event during that thirty-day period).

            (iv) If the Employee terminates his employment other than for Good Reason, the date the Notice of Termination is given.

            (v) If the Employee’s employment is terminated by the Company for Cause pursuant to Section 9 (a) (ii), the date the Notice of Termination is given.

            (vi) If the Employee’s employment is terminated by the Company other than for Cause or Disability, the date that is thirty (30) days after Notice of Termination is given.

     10. AMOUNTS PAYABLE UPON TERMINATION OF EMPLOYMENT OR DURING DISABILITY.

     (a) DEATH. If the Employee’s employment is terminated by his death, the Employee’s beneficiary (as designated by the Employee in writing with the Company prior to his death) shall be entitled to the following payments and benefits: (i) any portion of the Employee’s base salary that is accrued but unpaid, any vacation that is accrued but unused (during the then current fiscal year only), and any business expenses that are unreimbursed —all, determined as of the Date of Termination and payable within thirty (30) days of such date and (ii) any benefits resulting from the fringe benefits described in Section 5 upon the Employee’s death in accordance with the provisions of the plan or program that provides each applicable fringe benefit. In the absence of a beneficiary designation by the Employee, or, if the Employee’s designated beneficiary does not survive the Employee, benefits described in this Section 10 (a) shall be paid to the Employee’s estate.

     (b) DISABILITY.

            (i) During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Employee shall continue to receive his base salary and bonus at the rate then in effect for such period until his employment is terminated pursuant to Section 9 (a) (i); provided, however, that payments of base salary and bonus so made to the Employee shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such salary or bonus payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of base salary or bonus.

            (ii) Upon his termination of employment because of Disability, the Employee shall be entitled to the following payments and benefits:

                (A) Those described in Section 10 (a) (i);

                (B) for a period of twelve (12) months following his Date of Termination, continuation of all medical and health care benefits (excluding any Flexible Spending Account or similar plan maintained under Section 125 of the Internal Revenue Code); and

                (C) a continuation of any disability plan in effect as of his Date of Termination, provided that it is determined that Employee was disabled and entitled to benefits under the terms and conditions of such plan as of his Date of Termination. If, following the Employee’s termination of employment, it is determined that Employee is no longer disabled in accordance with the terms of the disability plan, Employee’s disability coverage shall cease as of the date of such determination and Employee shall not be entitled to any further benefits under such disability plan.

     (c) TERMINATION BY COMPANY WITHOUT CAUSE, OR TERMINATION BY EMPLOYEE FOR GOOD REASON. Subject to the terms and conditions of this Section 10, in the event that the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, the Employee shall be entitled to the following payments and benefits:

            (i) Those described in Section 10 (b) (ii) (A) and (B);

            (ii) A continuation of payment of the Employee’s base salary as in effect on the Date of Termination for a period of twelve (12) months from the Date of Termination; provided, however, that such base salary during the twelve (12) month salary continuation period shall not be less than the Employee’s initial annual base salary in effect as of the date of this Agreement;

            (iii) As of his Date of Termination, the Employee shall become fully vested in all employee benefit programs (other than with respect to any restricted stock issued under the 2004 Stock Plan and any tax qualified retirement or savings plan, the Employee’s interest in which shall vest in accordance with the terms of such plans), including, without limitation, all stock options and awards under the 1996 or 2004 Stock Plans, in which he was a participant at the time of the termination of his employment;

            (iv) A single lump sum payment, payable within thirty (30) days of the Date of Termination, equal to the Employee’s non-vested interest under any tax qualified retirement or savings plan maintained by the Company which is forfeited by the Employee under such plan’s terms upon his termination of employment;

            (v) A single lump sum payment equal to the pro rata portion of any non-discretionary bonus that the Employee would have been entitled to if he had remained an employee throughout the fiscal year, such pro rata portion to be based on the number of days from the beginning of such fiscal year through the Date of Termination divided by 365, such lump sum to be payable within thirty (30) days of the date the amount of such bonus would have been determined in accordance with the terms and conditions of such bonus plan; and

            (vi) Employee’s reasonable, out-of-pocket fees and expenses in connection with outplacement services, in an amount not to exceed $15,000.

     (d) TERMINATION BY EMPLOYEE OTHER THAN FOR GOOD REASON OR TERMINATION BY COMPANY FOR CAUSE. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

            (i) Any base salary that is accrued but unpaid, any vacation that is accrued but unused (for the then current fiscal year only), and any business expenses that are unreimbursed — as of the Date of Termination; and

            (ii) Any other rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

     (e) EFFECT OF SECTION 409A. Notwithstanding the foregoing, amounts described in this Section 10 will be deferred to the extent, if any, necessary to avoid the imposition of excise taxes and other penalties pursuant to Section 409A of the Internal Revenue Code; provided, however, that in no event shall any such payments be deferred more than six months plus one day from the Termination Date. Subject to the proviso in the immediately preceding sentence, in the event of any such deferral, any deferred payments will be paid in a lump sum as soon as reasonably practicable after the earliest date on which they may be paid without causing the Employee to incur excise taxes and/or other penalties under Section 409A of the Internal Revenue Code.

     11. CHANGE IN CONTROL. Immediately upon the occurrence of a “Change in Control,” the Employee shall become fully vested in all employee benefit programs (other than any tax qualified retirement or savings plan, the Employee’s interest in which shall vest in accordance with such plan’s terms), including without limitation, all stock options or other awards under the 1996 or 2004 Stock Plans, in which he was a participant at the time of the Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events after the date of this Agreement (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (C) any acquisition by the Employee (or a group including the Employee); (ii) the consummation of any reorganization, merger or consolidation other than a reorganization, merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or (iii) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

     12. EMPLOYEE’S CAPACITY. Employee represents to the Company that he has the capacity and right to enter into this Agreement and to perform all his services and other obligations under this Agreement without any restriction whatsoever by any other agreement, document, restrictive covenant or other restriction.

     13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     14. SEVERABILITY. The intention of the parties to this Agreement is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. In the event a court of competent jurisdiction determines any restriction set forth in this Agreement to be unenforceable or contrary to law in whole or in part, then the Company’s rights under this Agreement shall be the maximum rights allowed by law and the scope of such restriction shall be judicially modified to reflect the Company’s maximum rights hereunder. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, this holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain infill force and effect.

     15. COMPLETE AGREEMENT. This document contains the entire agreement between the parties and supersedes any prior discussions, negotiations, representations, or agreements between them relating to employment of Employee. No additions or other changes to this Agreement shall be made or binding on any party unless made in writing and signed by all parties to this Agreement.

     16. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given if delivered personally, if sent by certified or registered first class mail, postage prepaid, or if sent by telegram, telex, telecopy, telecommunication or other similar form of communication (with receipt confirmed), as follows:

If to the Company, to:

AirNet Systems, Inc.
3939 International Gateway Drive
Columbus, Ohio 43219
Fax: (614) _____________________

with a copy to:

Ronald A. Robins, Jr.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Fax: (614) 719-4926

If to Employee, to:

Gary W. Qualmann
173 Stanbery Avenue
Bexley, Ohio 43209 Fax: (614) _______________

or to such other person, address or facsimile number as any party may designate by written notice. Any notice given by certified mail shall be deemed to have been given and shall be effective upon notice of receipt, refusal or unclaimed status after such notice has been mailed to the notice address of the party to whom notice is to be given.

     17. SUCCESSORS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors and assigns of each party to this Agreement.

     18. AMENDMENT AND WAIVER. This Agreement may not be amended, released, discharged, abandoned, changed or modified in any manner, except ban instrument in writing signed on behalf of each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     19. CAPTIONS. The captions of the various sections of this Agreement are not part of the context hereof but are labels to assist in locating those sections and shall be ignored in construing this Agreement.

[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have set their hand effective as of the date first written above.

EMPLOYEE:	AIRNET SYSTEMS, INC.

/s/ Gary W. Qualmann	/s/ Joel E. Biggerstaff

Gary W. Qualmann	By: Joel E. Biggerstaff
Title: Chief Financial Officer	Title: Chief Executive Officer